Select Inquiries Received through July 28, 2006

1. The company has been waiving the initial fees for dealers in lieu of a 50% reduction in the first holdback payment. The measure has been less successful than hoped, according to the annual report. It would be helpful to know what percentage of the dealer partners added this year are taking the no fee options, and what percent of new purchase volumes those dealers are driving vs. dealers who have signed on and paid the fees.

57% of our new dealer-partners were enrolled using the deferred enrollment fee option during the first six months of 2006. Consumer Loan unit volume from dealer-partners enrolling during the first six months of 2006 and electing the deferred enrollment fee option accounted for 2.5% of year to date unit volume compared to 4.7% from dealer-partners enrolling during the first six months of 2006 and paying the initial $9,850 enrollment fee.